Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 331-5465
Fax (248) 281-0940
20750 Civic Center Drive, Suite 418
Southfield, MI 48076

December 10, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
GMCI Corp. (formerly Pacific Metals Corp.)
Tempe, Arizona

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934, filed by GMCI Corp. (formerly Pacific Metals Corp.) of our report dated March 25, 2014, relating to the financial statements of GMCI Corp. (formerly Pacific Metals Corp.) as of and for the year ending December 31, 2013.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC